Exhibit 99.1

                 Sterling Construction Company, Inc.
             Commences Trading on American Stock Exchange

    WILMINGTON, Del.--(BUSINESS WIRE)--Feb. 12, 2004--Sterling Construction Company, Inc. ("Sterling" or the "Company") today announced the commencement of trading of its common shares on the American Stock Exchange ("AMEX") under the symbol "STV." Prior to Feb. 12, Sterling shares traded on the OTC Bulletin Board as "STCS."
    The Company has selected Kellogg Capital Group as its specialist. Sterling, through its two majority-owned subsidiaries, Sterling
Houston Holdings, Inc. and Steel City Products, Inc., conducts operations in construction and distribution. The Company specializes in both new construction and rehabilitation of water, sanitary and storm systems, as well as roads, bridges and light rail, principally for state and municipal authorities. The Company also distributes automotive accessories, pet supplies and lawn and garden products.
    Patrick Manning, Chairman and Chief Executive Officer of Sterling said, "We are delighted to be trading on the American Stock Exchange and to have met its rigorous listing requirements. It is truly a milestone in the achievements of our 700 employees in our construction and distribution segments, which have been in business for over 50 years and represents our continuing commitment within our industries. We are also pleased with the Company's new association with Kellogg Capital as the specialist for our stock and look forward to our mutual and continued success."
    A prior press release on Feb. 2, 2004 stated that the expected AMEX symbol would be DZR; however the Company subsequently decided that STV was a preferable symbol.
    Further information on Sterling may be found at the Company's website: www.sterlingconstructionco.com.


    CONTACT: Sterling Construction Company, Inc.
             Joseph Harper, Sr., 281-821-9091
             or
             Maarten Hemsley, 781-934-2219